Consulting Agreement

This Agreement is made effective as of September 16, 2002, by and between Securit-e-Doc, Inc., a Florida corporation with its principal place of business at 515 North Flagler Drive, #P-400, West Palm Beach, Florida, 33401, and John J. Polo, of 25 Plymouth Ave., Trumbull, Connecticut 06611 .

In this Agreement, the party who is contracting to receive services will be referred to as "S-Doc", and the party who will be providing the services will be referred to as "Consultant".

Consultant has a background primarily in the area of IT services strategy, product development, delivery, business operations, sales management consulting, and is willing to provide services to S-Doc based on this background.

S-Doc desires to have services provided by Consultant.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Beginning on the date of this Agreement, Consultant will provide the following services (hereafter collectively, the "Services"): to S-Doc:

(a) Carol Wright/Cox Target Media Working Capital Adjustment claims,

    Assume leadership responsibility as COO/Managing Consultant for Marketing, Sales, IT Product Development and Support activities and all employee/consulting staff. This role reports directly to the President
    Working with the President and existing management team, suggest organization changes consistent with IT Software Product companies and transistion existing resources into the new structure
    Implement team communication, operational and project tracking mechanisms and metrics that illustrate company progress on commitments to support sales, product development, quality assurance, product distribution, marketing communications, funding and cross-employee training necessary to build a highly productive organization addressing revenue/market penetration goals
    Participate with President and management team to select new key employees/consultants for the company; in sales activities; in funding activities; lending personal industry credibilty in marketing communications; using industry contacts and relationships for the success of the company

2. PERFORMANCE OF SERVICES. Consultant agrees to aggressively support and lead S-Doc’s efforts for client sales, investments for continuing operations and/or company product development/business delivery sale. Consultant will reserve three (3) days per week for S-Doc services but will mutually agree where (West Palm Beach Office or telecommuting) and how this time (several hours per day) will be spent to maximize effectiveness. Key accomplishments for consulting days will be included in the weekly Project Control report.

Funding Investment

Consultant agrees that as part of S-Doc’s goal in seeking investment for continued structured business expansion that he will be instrumental in the funding process and ongoing leadership of the company as COO. Consultant agrees to consider full time employment as COO at a base salary of $160,000, 40% management bonus with criteria set in advance by the operating/investor team for all management and any stock option program being offered to the senior company leadership team.

3. COMPENSATION. Consultant and S-Doc mutually agree that Consultant shall be paid a consulting fee for services of $2,000 per professional day worked. Fifty percent (50%) of said payment for services shall be paid as class A shares of common stock in S-Doc based on a valuation of $1.50 per share, and the balance of fifty percent (50%) shall be paid as cash compensation. The parties agree that given the limited cash reserves of S-Doc, until revenue or increased funding is made available, one half of the cash compensation shall be deferred as set forth below. Payment alternatives for deferred cash compensation are as follows: (a) S-Doc can pay at any time, any portion of the accumulated deferred cash compensation as a result of business revenue received or additional funding sources; (b) S-Doc must pay all accumulated deferred cash compensation within thirty (30) days of date of closing of sale if the company or product line is sold or rolled into a new entity for continued marketing/sales/delivery activity; and (c) S-Doc must pay all accumulated deferred cash compensation within six (6) months of the date of termination of this Agreement or within six (6) months of the date that the parties enter into an Employment Agreement, whichever shall occur first. Consultant will provide S-Doc a semi-monthly invoice for the services to be paid at the conclusion of the next full payroll cycle. ( S-Doc currently has a semi-monthly payroll cycle). The invoice will denote the total compensation due for the payroll period, the current amount of deferred cash compensation and the total accumulated deferred cash compensation. Upon termination of this Agreement, payments under this paragraph will cease; provided, however, that Consultant will be entitled to payments pursuant to the provision of services under sections 1(a) and 1(b) for periods or partial periods that occurred prior to the date of termination and for which Consultant has not yet been paid. Notwithstanding the above in the event that the company or product line is not pursued as viable, none of the Deferred Compensation need be payable to Consultant.

4. EMPLOYMENT SHARES If S-Doc should enter into an employment agreement with Consultant naming Consultant as COO during the term of or on the expiration of this Agreement then in that event Consultant shall receive from S-Doc common stock class A shares in S-Doc as follows:

  50,000 shares vesting ninety (90) days after signing of Employment Agreement
  50,000 shares vesting on one (1) year anniversary of Employment Agreement

(Vesting in both cases shall be contingent on continued employment)

5. EXPENSE REIMBURSEMENT. S-Doc agrees to reimburse Consultant monthly or pay directly for all reasonable travel-related expenses (for a distance in excess of 35 miles) such as travel, hotel, food, telephone, and similar items, all as incurred in the normal course of this Agreement; provided, however, that expenditures over $500 shall be approved in advance by S-Doc. Consultant shall submit semi-monthly requests for reimbursement with details acceptable to S-Doc.

6. TERM/TERMINATION. This Agreement will terminate on September 15, 2003 with extensions as mutually agreed in writing by the parties after that date (together with extensions, the "Assignment Period"). S-Doc or Consultant can terminate this agreement with 3 weeks written notice at any time. The Parties agree not to use each other’s name after termination in any marketing communications or representations to outside parties.

7. RELATIONSHIP OF PARTIES. It is understood by the parties that Consultant is an independent contractor with respect to S-Doc, and not an employee of S-Doc. S-Doc will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Consultant. Because Consultant is an independent contractor and not an employee of S-Doc, Consultant agrees that he is solely responsible for any income or self-employment tax obligations that may arise in connection with the payments specified in this Agreement.

8. CONFIDENTIALITY. Consultant recognizes that S-Doc has and will have information related to its business affairs and other proprietary information (collectively, "Information"), which are valuable, special and unique assets of S-Doc and need to be protected from improper disclosure. Information shall include but not be limited to Company trade secrets, information protected under copyright or patent, material non-public information as defined and interpreted under federal and state securities laws, S-Doc software code, and information marked or identified as confidential by Company. In consideration for the disclosure of Information, Consultant agrees that Consultant will not at any time or in any manner, either directly or indirectly, use any Information for Consultant's own benefit, or improperly divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of S-Doc. Consultant will protect the Information and treat it as strictly confidential. Consultant agrees that he will keep the amount of any payment made pursuant to this Agreement confidential and will not disclose any such information to anyone, other than appropriate tax authorities, unless required to do so by law; provided, however, that Consultant may disclose such information to his immediate family, attorney, financial or tax consultant, accountant, or personal and professional counselors, any and all of whom must first agree to keep such information confidential. This section shall survive the termination of this Agreement.

9. SERVICES TO THIRD PARTIES. The parties recognize that Consultant may provide consulting services to third parties ("Third Party Services") at any time during the term of this Agreement, provided the third party is not competing with S-Doc for a period of 24 months after the termination of the Agreement. However, Consultant is bound by the confidentiality provisions of this Agreement, and Consultant may not use the Information, directly or indirectly, for the benefit of third parties.

10. CONSULTANT AUTHORITY Consultant shall not enter into any agreement, contract or arrangement with any governmental official, person, firm, corporation, entity or enterprise imposing any, liability, debt or legal obligation of any kind on S-Doc unless said agreement, contract or arrangement has been previously reviewed and initialed by the CEO or House Counsel for S-Doc.

11. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person, delivered by a recognized overnight delivery service, or deposited in the United States mail, postage prepaid, addressed as follows:

IF for S-Doc:

Rob Barron

Securit-e-Doc, Inc.

515 North Flagler Drive, #P-400

West Palm Beach, FL 33401

IF for Consultant:

John J. Polo

25 Plymouth Ave.

Trumbull, Connecticut 06611

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

12. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

13. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

14. DISPUTE RESOLUTION. This Agreement shall be governed by and shall be construed, interpreted and enforced in accordance with the laws of the State of Florida and any dispute arising under this Agreement shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association with hearings if any to take place in Palm Beach County, Florida.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in Palm Beach County, Florida as of the date it was signed by an authorized representative for each party.

Party receiving services: Party providing services

Securit-e-Doc, Inc. John J. Polo

By: _____ By: _________________________ ____________________________________________________

Robert H. Barron – President & CEO John J. Polo